UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2014

BOSTON PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13087	04-2473675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103

(Address of principal executive offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As a part of its ongoing consideration of the Company’s executive compensation policies and practices, on January 8, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Boston Properties, Inc. (the “Company”) (i) adopted a formal “no tax gross-up” policy with respect to its senior executives, (ii) adopted amendments to its executive severance plans to eliminate any excise tax gross-up payments to future participants, and (iii) adopted a formal “clawback policy,” which allows the Company to recoup excess incentive compensation paid to officers covered by the policy, which includes all executive officers, based on financial results that are subsequently restated.

No Tax Gross-Up Policy/Amendments to Executive Severance Plans

The Committee adopted a formal “no tax gross-up” policy with respect to its senior executives. Pursuant to this policy, the Company will not make or promise to make any tax gross-up payment to any senior executive in the future, other than payments pursuant to existing obligations or payments pursuant to arrangements applicable to management employees of the Company generally, such as a relocation policy. The recent employment agreements that the Company has entered into with new senior executives, including its Chief Executive Officer, do not provide for tax gross-up payments and, accordingly, this policy represents the formalization of the Committee’s pre-existing practice with respect to tax gross-ups.

In addition, the Committee adopted amendments to the Company’s Senior Executive Severance Plan and Executive Severance Plan. These amendments provide that executives who become eligible to participate in these plans in the future will not be entitled to any tax gross-up payments under the plans. For these future participants, the amendments instead include modified cut back provisions pursuant to which severance payments will be reduced only to the extent that such a reduction would result in a greater after-tax benefit to the participant.

Clawback Policy

The Committee adopted a formal “clawback policy,” which allows the Company to recoup incentive compensation paid to officers covered by the policy based on financial results that are subsequently restated. The policy covers all executive officers of the Company as well as certain other specified officers. Pursuant to this policy, if the Company is required to prepare an accounting restatement due to material non-compliance by the Company with any financial reporting requirement, then the Committee may require officers covered by the policy to repay or forfeit to the Company “excess compensation,” which includes annual cash bonus and long term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by that officer during the three-year period preceding the publication of the restated financial statements, that the Committee determines was in excess of the amount that such officer would have received had such compensation been determined based on the financial results reported in the restated financial statements. The Committee may take into account any factors it deems reasonable in determining (i) whether to seek recoupment of previously paid excess compensation, (ii) the amount of excess compensation to recoup from each individual officer, which may reflect whether the Committee concluded that such officer engaged in wrongdoing or committed grossly negligent acts or omissions, and (iii) the form of the compensation to be recouped. The Committee intends to provide in future awards of incentive compensation to officers covered by the policy that all incentive compensation, including that awarded in prior years, is subject to potential recoupment.

The Committee intends to periodically review its clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES, INC.

Date: January 9, 2014	By:	/s/ Michael E. LaBelle
	Name:	Michael E. LaBelle
	Title:	Senior Vice President, Chief Financial Officer & Treasurer